Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Clarivate Analytics PLC on Amendment No. 1 to Form F-4, File No. 333-229899, of our report dated February 27, 2019, with respect to our audit of the financial statements of Churchill Capital Corp. as of December 31, 2018, and for the period from June 20, 2018 (inception) through December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 29, 2019